Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

January 4, 2024

Dyne Therapeutics, Inc.

1560 Trapelo Road

Waltham, Massachusetts 02451

Re:	Dyne Therapeutics, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Dyne Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Common Stock, par value $0.0001 per share, of the Company with a proposed maximum aggregate offering price of $37,364,472 (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to an underwriting agreement, dated January 4, 2024 (the “Underwriting Agreement”), to be entered into by and among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named therein, which will be filed with the Commission as an exhibit to a Current Report on Form 8-K.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined and relied upon a signed copy of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company, including the committees thereof, as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as restated and/or amended to date, and such other documents, instruments and certificates as we have deemed necessary for the purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Dyne Therapeutics, Inc.

January 4, 2024

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WILMER CUTLER PICKERING HALE AND DORR LLP